Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
www.ppg.com/investor

PPG board of directors authorizes $2.5 billion share repurchase program

PITTSBURGH, Dec. 14, 2017 - PPG (NYSE:PPG) today announced that its board of directors has authorized the repurchase of $2.5 billion of outstanding common stock. The authorization is effective immediately, does not expire and gives management discretion in determining the conditions under which shares may be purchased.

This program is in addition to the company’s existing share repurchase authorization, which was approved in October 2016 and had approximately $1.4 billion remaining as of Sept. 30, 2017. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Repurchases may commence or cease without prior notice depending on economic and equity market conditions, magnitude of other cash uses, including pace and timing of acquisitions, and other factors.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.3 billion in 2016. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the timing and number of shares ultimately purchased under PPG Industries’ share repurchase program. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including PPG Industries’ ability to complete the share repurchase program and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.